TeleCommunication Systems Reports First Quarter 2009 Results

Q1 Revenue Up 75% Year-Over-Year to $70.5 Million, Delivering Net Income of $0.10 per Dilutive Share and 31% Year-Over-Year Increase in EBITDA to $11 Million or $0.21 per Dilutive Share

ANNAPOLIS, MD -- (Marketwire - April 30, 2009) - TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a leading provider of mission-critical wireless communications technology, reported results for the first quarter ended March 31, 2009.

First Quarter 2009 Results

--  Revenue was $70.5 million, an increase of 75% from $40.4 million in the first quarter of 2008, and total funded and unfunded backlog at quarter end was $415 million versus $225 million at March 31, 2008.

--  EBITDA (Earnings before Interest, Taxes, Depreciation and
    Amortization, including non-cash stock-based compensation) for the quarter was $11 million or $0.21 per diluted share, an increase of 31% from $8.4 million or $0.19 per diluted share in the same year-ago quarter (see important discussion about the presentation of EBITDA below).

--  Pre-tax income was $8 million or $0.16 per diluted share, an increase of 70% from $4.7 million or $0.11 per diluted share in the first quarter of
    2008.

--  Net income was $4.9 million or $0.10 per diluted share (51 million diluted shares), an increase of 7% from $4.6 million or $0.11 per diluted share in the first quarter of 2008 (44 million diluted shares).

Summary of Reported Income
           (unaudited)

                                                Three months ended Mar 31
                                                --------------------------
                                                    2009          2008
                                                ------------  ------------
Revenue:                                        $     70,501  $     40,413
                                                ------------  ------------
Income:
EBITDA (see accompanying reconciliation)        $     11,013  $      8,443
Noncash charges                                       (3,017)       (2,911)
                                                ------------  ------------
Income from operations                                 7,996         5,532
Other income/(expense)                                   (14)         (866)
Tax provision                                         (3,115)          (48)
                                                ------------  ------------
Net Income                                      $      4,867  $      4,618
                                                ============  ============
Income per diluted share:
EBITDA (see accompanying reconciliation)        $       0.21  $       0.19
Noncash charges                                        (0.06)        (0.07)
                                                ------------  ------------
Income from operations                                  0.16          0.13
Other income/(expense)                                 (0.00)        (0.02)
Tax provision                                          (0.06)        (0.00)
                                                ------------  ------------
Net Income                                      $       0.10  $       0.11
                                                ============  ============

Shares used in calculation - Diluted                  51,225        43,778
                                                ============  ============

Management Commentary

"Our first quarter was strong across the board and represents a solid start towards achieving our 2009 objectives," said Maurice B. Tosé, TCS chairman and CEO. "The increases in services revenue and gross profit from both company segments -- which are largely recurring and based on long-standing contracts and relationships -- enhance the company's platform for sustainable growth.

"Shipments of systems to government customers included not only large-volume orders under our Worldwide Satellite Systems contract programs, but also significant systems sales to other customers with whom we have built relationships. While commercial system revenues were below last year's record levels (when a major customer made 'catch-up' license buys to cover text message usage growth from the year before), we expect the growth in usage of both text messaging and location-based services to produce strong contributions to TCS revenue and earnings during the balance of 2009.

"The scale and profitability of both of our business segments, guided by a seasoned management team with increasing depth, position TCS to take advantage of opportunities in the current environment and expand market share. We are also encouraged by the sustained solid backlog that gives us more corporate financial visibility than we have enjoyed in the past."

First Quarter Financial Highlights

Revenue and Gross Profit (unaudited):

                              Three months ended March 31
             -------------------------------------------------------------
                     2009                 2008            Incr. (Decr.)
             -------------------  -------------------  -------------------
             Coml.  Govt.  Total  Coml.  Govt.  Total  Coml.  Govt.  Total
             -----  -----  -----  -----  -----  -----  -----  ------ ------
Revenue
 ($millions)
  Services   $17.8  $12.8  $30.6  $15.5  $ 7.3  $22.8  $ 2.3  $  5.5 $  7.8
  Systems      7.8   32.1   39.9   10.7    6.9   17.6   (2.9)   25.2   22.3
             -----  -----  -----  -----  -----  -----  -----  ------ ------
    Total
     revenue $25.6  $44.9  $70.5  $26.2  $14.2  $40.4  $(0.6) $ 30.7 $ 30.1
             =====  =====  =====  =====  =====  =====  =====  ====== ======

Gross profit
 ($millions)
  Gross
   profit-
   services  $ 9.6  $ 2.6  $12.2  $ 7.6  $ 1.5  $ 9.1  $ 2.0  $  1.1 $  3.1
     As %
      of
      rev       54%    20%    40%    49%    21%    40%
  Gross
   profit-
   systems     5.9    7.1   13.0    8.7    1.8   10.5   (2.8)    5.3    2.5
     As %
      of
      rev       76%    22%    33%    81%    26%    59%
             -----  -----  -----  -----  -----  -----  -----  ------ ------
    Total
     Gross
     Profit  $15.5  $ 9.7  $25.2  $16.3  $ 3.3  $19.6  $(0.8) $  6.4 $  5.6
             =====  =====  =====  =====  =====  =====  =====  ====== ======
      As %
       of
       rev      61%    22%    36%    62%    23%    48%

(Gross Profit = revenue minus direct cost of revenue, including amortization of software development costs and related non-cash stock-based compensation.)

Commercial Segment Revenue and Gross Profit:

Commercial segment revenue of $25.6 million was down 2% from the same year-ago quarter, and gross profit was down 5% to $15.5 million. Growth in maintenance, hosted, and contract services revenue and profit, which are generally recurring, offset the effect of lower software system license sales, which vary from quarter to quarter.

Government Segment Revenue and Gross Profit:

Revenue from government customers for the quarter was $44.9 million, up more than three-fold from $14.2 million in the same year-ago quarter. Services revenue was up $5.5 million or 75% over the first quarter of 2008, and systems sales were up $25.2 million or 365% over the year-ago quarter.

Gross profit from government customers was $9.7 million in the first quarter of 2009, up $6.4 million from $3.3 million in the same year-ago quarter. The gross margin on government segment revenue for the quarter was 22%, compared to 23% in the first quarter of 2008. The first quarter 2009 margin on system revenue, while lower than in the first quarter of 2008, substantially improved over the 13% margin in the fourth quarter of 2008 due to a mix that included some significant non-WWSS (high-volume, Worldwide Satellite Systems) shipments and much less low margin "pass-through" business.

Operating Costs and Expenses:

R&D: First quarter 2009 R&D expense was $4.9 million (7% of revenue), up $0.8 million, or 20%, from $4.1 million (10% of revenue) in the first quarter of 2008. Investments are continuing in location platform, electronic map applications, VoIP and wireless E9-1-1, text messaging, and deployable satcom technology.

SG&A: First quarter 2009 selling, general and administrative expense was $10.9 million (15% of revenue), up from $8.4 million (21% of revenue) in the first quarter of 2008. Direct and variable sales and marketing programs have been increased for both the commercial and government business segments.

Noncash charges: Total non-cash charges to operating profit were $3 million in the first quarter of 2009 versus $2.9 million in the same year-ago quarter.

Income from Operations:

Income from operations was $8 million for the first quarter of 2009, up 45% from $5.5 million in the same year-ago quarter.

Income Taxes:

The company recorded a $3.1 million provision for income taxes against pre-tax income for the first quarter of 2009, representing an effective tax rate of approximately 39%. In the first quarter of 2008, which was prior to the year-end reversal of the deferred tax asset (benefit) reserve, the only tax provision was $0.1 million for alternative minimum taxes.

Net Income:

Net income for the first quarter was $4.9 million or $0.10 per diluted share, compared to net income of $4.6 million or $0.11 per diluted share in the first quarter of 2008. The increase in net income was primarily driven by the increase in revenues and related improvement in operating leverage. The increase in the diluted share count from 44 million for the 2008 first quarter to 51 million for 2009 first quarter mainly reflects the impact of a higher market price on employee options, and the exercise of 1.05 million investor warrants in December 2008. Warrants for 0.7 million shares remain outstanding.

Liquidity and Capital Resources:

At March 31, 2009, TCS had $35.3 million of cash and equivalents, compared to $39 million at the beginning of the year. Funds were generated in the first quarter from $11 million in EBITDA, $2 million from stock option exercises, and $2 million from new lease financing of fixed asset purchases. Funds were used during the quarter for $2.1 million of capital expenditures, including software development, $1.1 million for debt repayment, and a $15.5 million increase in working capital, due mainly to a reduction in accounts payable and accrued expenses. Quarter-end days revenue in receivables was higher than normal; it is noteworthy that a major commercial customer paid more than $6 million of mostly past-due receivables on the first two days of April. Unused availability under credit facilities was $21 million at quarter end.

Intellectual Property:

TCS was issued two patents during the first quarter, and subsequent to the quarter end, TCS was issued two more patents, growing the company's patent portfolio to 71 patents issued in the U.S. and abroad, and 222 patent applications pending. The company continued efforts to monetize its patents through licensing and other arrangements, as well as use them to position the company for competitive advantages. On March 31, 2009, the U.S. District Court entered a final judgment against Sybase 365 affirming the May 2007 jury trial conclusion that Sybase 365 infringed the U.S. Patent No. 6,985,748, that the patent is valid, and that Sybase 365 must pay approximately $12 million in damages, which includes past damages through May 2007 based on a 12% post-issuance royalty. The final judgment does not account for any continued infringement by Sybase 365 after the May 2007 jury verdict. Accounting for any damages arising after the jury verdict will be addressed later by the court, based on the outcome of any appeal in the case. TCS expects that Sybase 365 will appeal the final judgment. TCS has not received or recorded any revenue or income amounts related to this judgment.

Board of Directors:

In February 2009, TCS announced the appointment of Lt. Gen. Jan C. Huly (USMC Ret.), Richard A. Young (TCS COO) and Thomas M. Brandt, Jr. (TCS CFO) to the company's Board of Directors (the "Board"). The company has also announced the resignation of Byron F. Marchant from the Board, which was a commitment he had undertaken in connection with his recent new employment. Lt. Gen. Huly replaced Mr. Marchant on the Audit Committee of the Board. The company is grateful for Mr. Marchant's long service to TCS which began nearly 15 years ago when he was instrumental in negotiating the company's first commercial wireless software development contract.

Backlog:

                                              New
                                12/31/2008   Orders    Revenue   3/31/2009
                                ---------- ---------  ---------  ----------
Funded Contract Backlog ($mil)
                    Commercial  $     80.1 $    33.3  $   (25.6) $     87.8
                    Government  $     79.7 $    34.1  $   (44.9) $     68.9
                                ---------- ---------  ---------  ----------
 Total Funded Contract Backlog  $    159.8 $    67.4  $   (70.5) $    156.7
              Customer Options  $    285.4 $   (27.5) $       -  $    257.9
                                ---------- ---------  ---------  ----------
                 Total Backlog  $    445.1 $    39.9  $   (70.5) $    414.5
                                ========== =========  =========  ==========

Funded contract backlog represents contracts from TCS customers (including federal agencies) for which fiscal year funding has been appropriated. It is computed by multiplying the most recent month's recurring revenue times the remaining months under existing long-term agreements, which the company believes is the best method for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved.

About the Presentation of EBITDA

EBITDA (from continuing operations) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before depreciation; amortization of non-cash stock-based compensation; amortization of software development costs, property and equipment and other intangibles; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" below for further information on this non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

                                                            Three months
GAAP to non-GAAP Reconciliation (unaudited)                ended March 31
                                                          -----------------
  (amounts in thousands)                                    2009     2008
                                                          -------- --------
Consolidated Statement of Operations Reconciliation
Net income on a GAAP basis                                $  4,867 $  4,618
  Depreciation and amortization of property and equipment    1,454    1,490
  Amortization of stock based compensation                     966      975
  Interest, financing, and other costs                          14      866
  Amortization of software development costs                   560      409
  Amortization of acquired intangible assets                    37       37
  Provision for income taxes                                 3,115       48
                                                          -------- --------
EBITDA                                                    $ 11,013 $  8,443
                                                          ======== ========
Consolidated Statement of Operations Reconciliation per
 Share
Net Income per share on a GAAP basis                      $   0.10 $   0.11
  Depreciation and amortization of property and equipment     0.03     0.03
  Amortization of stock based compensation                    0.02     0.02
  Interest, financing, and other costs                        0.00     0.02
  Amortization of software development costs                  0.01     0.01
  Amortization of acquired intangible assets                  0.00     0.00
  Provision for income taxes                                  0.06     0.00
                                                          -------- --------
EBITDA per share-Diluted                                  $   0.22 $   0.19
                                                          ======== ========
EBITDA per share-Basic                                    $   0.24 $   0.20
                                                          ======== ========

Shares used in calculation-Basic                            45,567   42,273
Shares used in calculation-Diluted                          51,225   43,778
                                                          ======== ========

Conference Call

TCS will hold a conference call later today (Thursday, April 30, 2009) to discuss these first quarter 2009 financial results. The company's chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID:

     Dial-In Number: 1-800-895-0198
     International: 1-785-424-1053
     Conference ID#: 7TELECOM

The conference call will be broadcasted simultaneously on the company's Web site at www.telecomsys.com. For the webcast, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until May 30, 2009:

     Toll-free replay number: 1-800-688-9445
     International replay number: 1-402-220-1371
     (No passcode required)

About TeleCommunication Systems

TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) engineers and delivers highly reliable wireless communications technology. TCS is a leader in wireless text messaging and location-based technology, including E9-1-1 services and commercial applications like navigation that use the precise location of a wireless device, and secure satellite-based communications systems and services. Customers include leading wireless and VoIP carriers around the world, cable MSOs, automotive telematics vendors, and agencies of the U.S. Departments of Defense, State, and Homeland Security. TCS is one of six primary vendors on a $5 billion Army Worldwide Satellite Systems Contract vehicle. For more information, visit www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that (a) are made by Mr. Tosé generally, including that the first quarter of 2009 represents a solid start towards achieving the company's 2009 objectives, (b) the increases in services revenue and gross profit in both company segments enhances the company's platform for sustainable growth and that such revenue and gross profit is largely recurring, (c) the growth in usage of both text messaging and location based services will produce strong contributions to TCS revenues and earnings during the balance of 2009, (d) the scale and profitability of the Company's business position it to take advantage of opportunities in the current environment and expand market share, and (e) that our calculation of backlog gives us better corporate visibility.

Additional risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company's financial results and the ability of the Company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, and (viii) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

                      TeleCommunication Systems, Inc.
                  Condensed Consolidated Balance Sheets
                          (amounts in thousands)

                                                  March 31,   December 31,
                                                    2009          2008
                                                ------------- -------------
                                                 (Unaudited)
Assets
  Current assets:
    Cash and cash equivalents                   $      35,329 $      38,977
    Accounts receivable, net                           58,528        61,827
    Unbilled receivables                               20,826        21,797
    Inventory                                           3,957         2,715
    Investment in marketable securities                    78            78
    Deferred income tax benefit                         9,736         9,736
    Deferred costs and other current assets             5,883         3,791
                                                ------------- -------------
        Total current assets                          134,337       138,921

  Property and equipment, net                          12,803        12,391
  Software development costs, net                       2,356         2,773
  Acquired intangible assets, net                         525           562
  Goodwill                                              1,813         1,813
  Deferred income tax benefit                          21,344        24,309
  Other assets                                          1,328         1,190
                                                ------------- -------------
        Total assets                            $     174,506 $     181,959
                                                ============= =============

Liabilities and stockholders' equity
  Current liabilities:
    Accounts payable and accrued expenses       $      30,429 $      51,588
    Deferred revenue                                    9,231         4,349
    Current portion of capital leases and notes
     payable                                            4,182         3,837
                                                ------------- -------------
        Total current liabilities                      43,842        59,774

  Capital leases and notes payable, less
   current portion and net of debt discount             8,537         7,913

  Total stockholders' equity                          122,127       114,272
                                                ------------- -------------
        Total liabilities and stockholders'
         equity                                 $     174,506 $     181,959
                                                ============= =============

                      TeleCommunication Systems, Inc.
                  Consolidated Statements of Operations
              (amounts in thousands, except per share data)

                                                        Three months ended
                                                            March 31,
                                                        ------------------
                                                          2009      2008
                                                        --------  --------
                                                            (unaudited)
Revenue
  Services                                              $ 30,624  $ 22,766
  Systems                                                 39,877    17,647
                                                        --------  --------
      Total revenue                                       70,501    40,413

Direct costs of revenue
  Direct cost of services revenue                         18,369    13,658
  Direct cost of systems                                  26,888     7,191
                                                        --------  --------
      Total direct cost of revenue                        45,257    20,849

  Services gross profit                                   12,255     9,108
    As a % of revenue                                         40%       40%
  Systems gross profit                                    12,989    10,456
    As a % of revenue                                         33%       59%
                                                        --------  --------
      Total gross profit                                  25,244    19,564
        Total gross profit as a % of revenue                  36%       48%

Operating costs and expenses
  Research and development expense                         4,874     4,088
  Sales and marketing expense                              3,991     3,099
  General and administrative expense                       6,892     5,318
  Depreciation and amortization of property and
   equipment                                               1,454     1,490
  Amortization of acquired intangible assets                  37        37
                                                        --------  --------
    Total operating costs and expenses                    17,248    14,032
                                                        --------  --------

Income from operations                                     7,996     5,532

Cash interest expense                                       (188)     (329)
Amortization of debt discount and debt issuance
 expenses                                                     (5)     (124)
Other income/(expense), net                                  179      (413)
                                                        --------  --------
Income before income taxes                                 7,982     4,666

Provision for income taxes                                (3,115)      (48)
                                                        --------  --------
Net income                                              $  4,867  $  4,618
                                                        ========  ========

Net income per share-basic                              $   0.11  $   0.11
                                                        ========  ========
Net income per share-diluted                            $   0.10  $   0.11
                                                        ========  ========
Weighted average shares outstanding-basic                 45,567    42,273
                                                        ========  ========
Weighted average shares outstanding-diluted               51,225    43,778
                                                        ========  ========

Company Contacts:
Tom Brandt
Senior Vice President and CFO
TeleCommunication Systems, Inc.
Tel 410-280-1001
tbrandt@telecomsys.com

Scott Liolios
Investor Relations
Liolios Group, Inc.
Tel 949-574-3860
info@liolios.com